                                     FORM OF
                                SUPPLY AGREEMENT

                  This Supply Agreement (the "Agreement"), is made and entered into as of ______________, 2000 (the "Effective Date"), by and between Cytomedix GmbH, a Switzerland corporation ("Cytomedix"), and Curative Health Services, Inc., a Minnesota corporation ("Curative").

                                    RECITALS

                  WHEREAS, Cytomedix and Curative are parties to that certain Asset Purchase Agreement dated as of October 12, 2000 (the "Asset Purchase Agreement"), pursuant to which Cytomedix and its Affiliates have agreed to purchase certain assets of Curative as set forth therein; and

                  WHEREAS, pursuant to Section 2.7(a)(x) of the Asset Purchase Agreement, it is a condition to the closing of the transactions described in the Asset Purchase Agreement that the parties hereto enter into this Agreement;

                                    AGREEMENT

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

                  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Article I:

                  "Affiliates" - any person or entity which directly or indirectly controls, is controlled by, or is under common control with a party hereto. For purposes of this Agreement, "control" shall mean the legal, beneficial or equitable ownership directly or indirectly of more than fifty percent (50%) of the aggregate of all voting equity interests rights in such entity.

                  "Best Efforts" - the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that a person required to use Best Efforts under this Agreement will not be required to dispose of or make any change to its business, or expend any material funds or incur any other material burden.

                  "Blood Processing Facilities Costs and Expenses" - the direct Facility-specific costs and expenses associated with the operation of the Facilities and the production of Procuren.

                  "Clinical Trial" - any clinical trial conducted by Cytomedix in connection with its efforts to receive FDA approval of Procuren or its ongoing development efforts with respect to Procuren.

                  "Excluded Facilities" - the blood processing facilities located in Oregon, Maryland, Iowa, and New Hampshire.

                  "Facilities" - the blood processing facilities to be owned and operated by Seller in the Procuren States as listed on Schedule A attached hereto, but excluding the Excluded Facilities.

                   "Facility Lease Costs " - the rent payable by Cytomedix for any portion of the period for which it is not occupying the Facility under any Seller Lease as in effect as of the date hereof with respect to which (i) a consent to assignment has not been obtained at Closing (as defined in the Asset Purchase Agreement), (ii) the lessor has delivered a notice to vacate or similar instrument and (iii) Cytomedix has relocated from such Facility as a result thereof.

                  "FDA" - the United States Food and Drug Administration, or any successor agency.

                  "Governmental Action" - any legislation, regulation, rule or procedure passed, adopted or implemented after the date hereof by any federal, state or local government, legislative body, agency (including the FDA), or other governmental entity, or any decision, finding or action by any agency, court or other third party which, if or when implemented, would, in the reasonable determination of either party, (a) prevent Cytomedix from manufacturing Procuren or otherwise performing its obligations hereunder, or (b) prevent Curative from using Procuren at its wound treatment centers or otherwise performing its obligations hereunder.

                  "Procuren" - Procuren(R), a thrombin-induced platelet releasate.

                  "Procuren Costs" - the amount equal to (i) $22.49 per dose of Procuren sold hereunder with respect to the first 275,000 doses sold to Curative hereunder during any calendar year, and (ii) $16.25 per dose of Procuren with respect to any additional doses sold to Curative hereunder during any calendar year, plus fifty percent (50%) of the Facility Lease Costs amortized over a 24 month period from the date of Cytomedix's incurrence of such costs.

                  "Procuren Operations" - the development, manufacturing, marketing, licensing and distribution of Procuren.

                  "Procuren States" - the states identified on Schedule B attached hereto in which Curative currently distributes and sells Procuren, excluding the states in which the Excluded Facilities are located, as such states may change from time to time pursuant to the provisions herein.

                  "Technical Costs and Expenses" - the direct costs and expenses associated with (i) quality control, quality assurance and direct corporate support and (ii) management personnel related to the Procuren Operations.

                  "United States" - the United States of America, including any territories or possessions thereof.

                                   ARTICLE II.
                            OBLIGATIONS OF CYTOMEDIX

                  Section 2.1 Supply of Procuren. During the Term, subject to
Section 2.2, Cytomedix shall use its Best Efforts to supply Curative with such quantities of Procuren as to supply one hundred percent (100%) of Curative's total requirements for Procuren in the Procuren States for use in connection with Curative's wound care centers, all on the terms and conditions herein.

                  Section 2.2 Net Loss Procuren States.

                           (a) Notwithstanding Section 2.1, Cytomedix shall,
                  subject to Section 2.2(d) below, have no obligation to supply Procuren to Curative in any Procuren State in which,


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

                  during any two (2) consecutive calendar quarters, Cytomedix's Blood Processing Facilities Costs in connection with the Procuren Operations in such state have exceeded the revenue received by Cytomedix in connection with the sale of Procuren to Curative in such state (such difference, the "Procuren State Deficiency") (any such state, a "Net-Loss Procuren State").

                           (b) Notwithstanding Section 2.1, Cytomedix shall,
                  subject to Section 2.2(e) below, have no obligation to supply Procuren to Curative in any or all of the Procuren States, in the event that, during any two (2) consecutive calendar quarters, the sum of (i) the Blood Processing Facilities Costs in the Procuren States, plus the Technical Costs and Expenses, have exceeded (ii) the revenue received by Cytomedix in connection with the sale of Procuren to Curative in the Procuren States (such difference, the "National Deficiency") (any state designated by Cytomedix pursuant to the terms of this Section 2.2(b), a "Designated Net-Loss Procuren State"); provided, however, that Cytomedix may only designate Procuren States as Designated Net-Loss Procuren States to the extent that, during the previous two (2) calendar quarters, the revenue received by Cytomedix from the sale of Procuren in the Procuren States not designated as Designated Net-Loss Procuren States does not exceed (a) the Blood Processing Costs and Expenses in the Procuren States not designated as Designated Net-Loss Procuren States, plus (b) the Technical Costs and Expenses.

                           (c) Within thirty (30) days after the end of each
                  calendar quarter, Cytomedix shall provide Curative with written notice of any Procuren State (such notice, the "Net-Loss Notice") that is a Net-Loss Procuren State or a Designated Net-Loss Procuren State based upon the results of the previous two (2) consecutive calendar quarters, together with written documentation showing the basis upon which such determination has been made. At such time, Cytomedix shall have no further obligation to supply Procuren to Curative in such Net-Loss Procuren State or Designated Net-Loss Procuren State, as the case may be, except as set forth in Sections 2.2(d) and 2.2(e) below; provided, however, that Cytomedix shall be obligated to supply Procuren pursuant to any Orders already submitted by Curative.

                           (d) Notwithstanding Section 2.2(a), Cytomedix shall
                  be obligated to continue to supply Procuren in any Net-Loss Procuren State, in the event that, within fifteen (15) days of Curative's receipt of the Net-Loss Notice:

                                    (i) Curative pays Cytomedix the amount of
                           the Procuren State Deficiency with respect to the two
                           (2) previous calendar quarters. In such event, Cytomedix shall be obligated to supply Procuren to Curative in such Net-Loss Procuren State until such time, if any, that Curative elects not to pay the amount of any Procuren State Deficiency with respect to the two (2) previous calendar quarters (to the extent not already paid by Curative pursuant to an earlier Net-Loss Notice) pursuant to a subsequent Net-Loss Notice; or

                                    (ii) Curative notifies Cytomedix in writing
                           that the exclusive supply obligation set forth in
                           Section 2.3 below will no longer apply with respect to such Net-Loss Procuren State and that Cytomedix may sell Procuren to any person in such state.



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

                           (e) Notwithstanding Section 2.2(b), Cytomedix shall
                  be obligated to continue to supply Procuren in any Designated Net-Loss Procuren State in the event that, within fifteen (15) days of Curative's receipt of the Net-Loss Notice:

                                    (i) Curative pays Cytomedix the amount of
                           the National Deficiency, with respect to the two (2) previous calendar quarters. In such event, Cytomedix shall be obligated to supply Procuren to Curative in such Designated Net-Loss Procuren State until such time, if any, that Curative elects not to pay the amount of any National Deficiency with respect to the two (2) previous calendar quarters (to the extent not already paid by Curative pursuant to an earlier Net-Loss Notice) pursuant to a subsequent Net-Loss Notice; or

                                    (ii) Curative notifies Cytomedix in writing
                           that the exclusive supply obligation set forth in
                           Section 2.3 below will no longer apply with respect to such Designated Net-Loss Procuren State and that Cytomedix may sell Procuren to any person in such state.

                           (f) Nothing contained herein to the contrary, in the
                  event that there are any consents to assignment with respect to the real property leases relating to the Facilities that have not been obtained at Closing (as defined in the Asset Purchase Agreement) and the owner of the real property has delivered a notice to vacate or similar instrument to Cytomedix and Cytomedix has relocated from such Facility as the result thereof, Cytomedix shall have no obligation to supply Curative with Procuren in such state until such time that Cytomedix is able to relocate such Facility and resume at a new Facility the Procuren Operations as were previously conducted.

                  Section 2.3 Exclusive Supply Obligation. During the Term, Cytomedix shall not sell or distribute Procuren to any person in the United States other than Curative; provided, however, that the foregoing restriction shall not apply to the distribution of Procuren by Cytomedix to any third party in connection with any Clinical Trial. Nothing in this Agreement restricts the ability of Cytomedix to sell or distribute Procuren in any country other than the United States. The provisions of this Section 2.3 shall terminate upon FDA approval of Procuren, if any.

                  Section 2.4 Protocols. During the Term, Cytomedix shall furnish Curative with all the necessary protocols and procedures relating to Procuren at such time as such protocols and procedures become available.

                                  ARTICLE III.
                                     PAYMENT

                  Section 3.1 Purchase Price. The purchase price for the Procuren (the "Purchase Price") to be supplied hereunder shall be set at the sole discretion of Cytomedix and shall be payable as set forth in Section 3.2 below; provided, however, that prior to the receipt of FDA approval of Procuren, if any, if the Purchase Price exceeds the Procuren Costs, Cytomedix shall rebate such difference to Curative either by cash payment or credit against the Monthly Charges as defined in Section 3.2 below.

                  Section 3.2 Payment. Cytomedix shall send Curative an invoice on a monthly basis, in arrears, for the Procuren supplied to Curative and any other expenses payable by Curative during the immediately preceding calendar month (such amount owed by Curative, the "Monthly Charges"), together with a report showing the calculation of the Monthly Charges for such month. Curative shall pay the Monthly Charges to Cytomedix within thirty (30) days of the date of invoice therefor. If the Monthly Charges remain unpaid after thirty (30) days of the date of invoice, interest shall accrue on such unpaid amount at the lower of
(a) fifteen percent (15%) per annum, or (b) the highest rate permitted by law, until paid.

                  Section 3.3 Cancellation; Unsuitability for Use.

                           (a) Except as set forth in Section 3.3(b) or 3.3(c)
                  below, if Curative cancels any Order for any reason or if any Procuren supplied hereunder is unsuitable for the treatment of patients as the result of any action or inaction by Curative, Curative shall reimburse Cytomedix for all indirect and direct costs incurred by Cytomedix in connection with the manufacture of such Procuren.

                           (b) If any Procuren supplied hereunder is unsuitable
                  for the treatment of patients as the result of any action or inaction by Cytomedix, Curative shall have no obligation to pay the Purchase Price with respect to such Procuren.

                           (c) If any Procuren supplied hereunder is unsuitable
                  for the treatment of patients and the parties are unable to determine the cause of such unsuitability, Curative shall pay fifty percent (50%) all indirect and direct costs incurred by Cytomedix in connection with the manufacture of such Procuren.

                           (d) In any such event, any adjustment to the Purchase
                  Price shall be reflected in the invoice sent by Cytomedix to Curative pursuant to Section 3.2.

                  Section 3.4 Taxes. In addition to the prices and charges specified herein, the amount of any present or future sales, use, excise, personal property, duty, ad valorem or similar tax or assessment (other than taxes based on Cytomedix's net income) applicable to the sale of the Procuren hereunder to Curative shall be paid by Curative when due. If Curative is exempt from sales tax by its status as a distributor, Curative shall provide evidence of a sales tax exemption certificate or reseller's registration number.

                                  ARTICLE IV.
                                ORDERS; DELIVERY

                  Section 4.1 Orders. Curative shall initiate all orders of Procuren by submitting a written order (the "Order") to Cytomedix for the purchase of Procuren which shall specify or contain (a) the quantity of units to be purchased, (b) the scheduled delivery date (which shall in no event be a date earlier than fourteen (14) days from the date the blood of the patient necessary for the manufacture of Procuren is received by Cytomedix or such other time period as set forth in Exhibit 5.1 hereof), (c) the address for shipment, and
(d) such other information reasonably requested by Cytomedix, together with sufficient quantities of the blood of the patient necessary for the manufacture of Procuren. In all such cases, such blood shall be shipped by Curative to Cytomedix according to the instructions of Cytomedix.

                  Section 4.2 Delivery of Procuren. Within fourteen (14) days from the date the blood of the patient necessary for the manufacture of Procuren is received by Cytomedix or such other time period as set forth in Exhibit 5.1 hereof, Cytomedix shall deliver Procuren to the address specified in the Order along with the Procuren Release Test Results, substantially in the form attached hereto as Exhibit 4.2. Curative shall be notified of such shipment and shall be provided with the name of the common carrier and the package tracking number. Freight charges shall be paid by Cytomedix. Title and risk of loss with respect to the Procuren supplied hereunder shall pass to Curative at the point of delivery at the address specified in the Order. In the event Cytomedix fails to deliver Procuren within the time period set forth above and the Procuren is unsuitable for treatment as the result of such delay or if any Procuren supplied by Cytomedix is otherwise unsuitable for treatment as the result of any action or inaction by Cytomedix, (a) Curative shall have no obligation to pay the Purchase Price in connection with the Order of such Procuren as set forth in Section 3.3(b), and (b) if Curative submits another Order for the same patient, Cytomedix shall promptly redeliver Procuren with respect to such patient for the Purchase Price and on the other terms and conditions herein. Cytomedix's obligation to redeliver Procuren as set forth above shall be Curative's sole remedy in the event any Procuren supplied hereunder is unsuitable for treatment as the result of any late delivery or other action or inaction by Cytomedix.

                  Section 4.3 Notification. Each party shall provide the other party with notice of any adverse experience involving Procuren resulting in serious injury or death as soon as possible but in any event within twenty-four
(24) hours after such party receives notice of such occurrence, whether in the United States or any foreign country, and whether sold by such party or any third party.

                  Section 4.4 Transportation of Blood and Procuren. Curative acknowledges and agrees that until such time, if any, that Procuren receives FDA approval (or such earlier time that Cytomedix provides written notice that the restrictions of this Section 4.4 no longer apply), Curative shall not transport Procuren across the border of any state for any reason whatsoever.

                  Section 4.5 Product Labeling. In order to comply with applicable law and in order to protect Cytomedix from claims and liabilities, Curative's communications and representations to customers shall be true, accurate, complete and consistent with the labeling of Procuren. Curative shall not modify, repackage, adulterate, misbrand, alter or add labels to or remove labels from any Procuren without the prior written approval of Cytomedix.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

                  Section 5.1 Representations and Warranties of Cytomedix. Cytomedix represents and warrants that the Procuren to be supplied hereunder will be manufactured in accordance with the specifications set forth in Exhibit
5.1 attached hereto, as it may be amended from time to time.

                  Section 5.2 Limitation of Warranty. EXCEPT AS SET FORTH IN
SECTION 5.1 ABOVE, CYTOMEDIX MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROCUREN TO BE SUPPLIED HEREUNDER OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY RELATING TO THE EFFICACY OF PROCUREN OR ANY WARRANTY OF NONINFRINGEMENT OF THE RIGHTS OF ANY THIRD PARTY, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. CYTOMEDIX MAKES NO WARRANTY, EXPRESS OR IMPLIED, TO ANY PERSON OR ENTITY OTHER THAN CURATIVE CONCERNING PROCUREN. CURATIVE ACKNOWLEDGES THAT THIS LIMITATION OF WARRANTY IS A MATERIAL INDUCEMENT FOR CYTOMEDIX TO ENTER INTO THIS AGREEMENT.

                  Section 5.3 Survival. The provisions of this Article V shall survive the termination of this Agreement.



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

                                   ARTICLE VI.
                                 CONFIDENTIALITY

                  Each party acknowledges that any information concerning the other party received in connection with this Agreement shall be deemed "Confidential and Proprietary Information" (provided that information contained within the Assets (as defined in the Asset Purchase Agreement) transferred to Cytomedix shall not be deemed Confidential and Proprietary Information of Curative). Except as otherwise set forth herein, each party agrees that it shall not permit the duplication, use or disclosure of any such Confidential and Proprietary Information to any person or entity (other than its own employees or agents who must have such information for any proper purpose), unless (a) authorized in writing and signed by the other party, or (b) legally required to disclose such information, provided that the party availing itself of this exception has promptly notified the other party of such required disclosure and has used commercially reasonable efforts to lawfully avoid or limit such disclosure. Confidential and Proprietary Information does not include any information which, at the time of disclosure, is generally known by the public through no breach of the disclosing party. The provisions of this Article VI survive the expiration or termination of this Agreement.

                                  ARTICLE VII.
                                    INSURANCE

                  During the Term, each party shall, at its sole cost and expense, maintain Comprehensive Public General Liability Insurance, including contractual liability, product liability, and personal injury coverage, with a minimum combined single limit of $1,000,000 per occurrence, $3,000,000 per year, and naming the other party as an additional insured. Each party shall provide the other party with a Certificate of Insurance evidencing such coverage upon request thereof by such party. Each party shall give the other party at least thirty (30) days' prior written notice of the expiration or cancellation of, or any material change in, any insurance policy required to be maintained by such party pursuant to the terms of this Agreement.

                                  ARTICLE VIII.
                               RECORDS AND AUDITS

                  Section 8.1 Maintenance of Records by Curative; Audits.

                           (a) Curative shall maintain (i) full and accurate
                  books and records in connection with the performance of its duties hereunder, including a record of the locations at which Procuren is utilized, and (ii) full and accurate patient records in connection with the usage of Procuren at any wound treatment centers of Curative (the "Patient -------- Data"). All such books and records shall be kept and maintained for at least the greater of (1) three (3) years after the termination of this Agreement, or (2) the minimum amount of time required by law. Cytomedix shall have the right, during Curative's business hours upon reasonable prior notice to Curative, to inspect any of the books and records referenced above, including the Patient Data, subject to any applicable laws. Cytomedix shall have the right to access and use the Patient Data for any lawful purpose, including getting data to support any necessary filings with the FDA, subject to any applicable laws.

                           (b) Cytomedix shall be entitled to conduct an audit,
                  from time to time, of Curative's methods and procedures in connection with the blood product supplied by Curative for the manufacture of Procuren to assure compliance with this Agreement and



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

                  product specifications. Cytomedix may engage an independent third party auditor to conduct such audits. Curative shall cooperate with Cytomedix and its designated auditor in the performance of such audits and shall take prompt and appropriate action to correct any deficiencies discovered by Cytomedix or its auditor. Curative shall be entitled to receive a copy of any audit reports produced by or on behalf of Cytomedix hereunder.

                  Section 8.2 Maintenance of Records by Cytomedix; Audits.

                           (a) Cytomedix shall maintain full and accurate books
                  and records in connection with the performance of its duties hereunder. All such books and records shall be kept and maintained for at least the greater of (a) three (3) years after the termination of this Agreement, or (b) the minimum amount of time required by law. Curative shall have the right, during Cytomedix's business hours upon reasonable prior notice to Cytomedix, to inspect any of the books and records referenced above, subject to any applicable laws.

                           (b) Until such time, if any, that Procuren receives
                  FDA approval, Curative shall be entitled to conduct an audit, from time to time, of Cytomedix's methods and procedures in connection with the manufacture of Procuren hereunder to assure compliance with this Agreement and product specifications. Curative may engage an independent third party auditor to conduct such audits. Cytomedix shall cooperate with Curative and its designated auditor in the performance of such audits and shall take prompt and appropriate action to correct any deficiencies discovered by Curative or its auditor. Cytomedix shall be entitled to receive a copy of any audit reports produced by or on behalf of Curative hereunder.

                                   ARTICLE IX.
                                  IMPROVEMENTS

                  Section 9.1 Definition. For the purposes of this Article IX, "Improvements" shall mean any development, enhancement, or modification in the Procuren product or its process for manufacturing that arises on or after the Effective Date and results from the work of any employee or consultant of Curative.

                  Section 9.2 Title to Improvements. Cytomedix shall have the right, but not the obligation, to take Curative's right, title and interest in and to any Improvements, whereupon the same, as more specifically set forth in
Section 9.3 below, shall be incorporated into the definition of Procuren patents and know-how included within the Assets (as defined in the Asset Purchase Agreement) transferred to Cytomedix under the Asset Purchase Agreement. Curative shall fully disclose any such Improvements to Cytomedix in writing within sixty
(60) days after their actual or constructive reduction to practice. The writing shall include, if appropriate and without limitation, any drawings, laboratory notes, methods, processes, samples, materials and specification in Curative's possession or control. Curative shall promptly respond and assist Cytomedix or any of its attorneys responsible for evaluating the patentability of such Improvements and shall make available, at no cost to Curative, knowledgeable persons, including without limitation, the inventor, to consult with Cytomedix regarding the nature and details of all Improvements.

                  Section 9.3 Notification by Cytomedix. Cytomedix shall, upon receipt of any written notice from Curative pursuant to Section 9.2, notify Curative whether Cytomedix desires to take Curative's right, title and interest in and to such Improvements. If so, any such Improvements that constitute, in Cytomedix's sole discretion, patentable inventions shall thereupon be incorporated into the definition of Procuren patents included within the Assets transferred to Cytomedix under the Asset Purchase Agreement, provided that Cytomedix, within one (1) year or such longer period consented to by Curative (which consent shall not be unreasonably withheld), files an application for one (1) or more U.S. and/or foreign patents and thereafter in good faith prosecutes and, if one or more patents are issued, maintains, patent protection in respect to such Improvements. Any Improvements that do not, in Cytomedix's sole discretion, constitute patentable inventions shall be incorporated into the definition of know-how included within the Assets transferred to Cytomedix under the Asset Purchase Agreement. Curative shall execute any necessary documents and cooperate in good faith to the extent that Cytomedix may reasonably require in order to enable Cytomedix to fully enforce and exercise its rights to such Improvements. During the time allowed for filing an application for a U.S. and/or foreign patent with respect to any Improvements, Curative shall refrain from any activity, including without limitation, the sale, offer for sale, public use, or disclosure of said Improvements, that could foreseeably cause forfeiture of patent rights therein.

                                   ARTICLE X.
                             LIMITATION OF LIABILITY

                  Section 10.1 Limitation on Types of Damages. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF, OR IN CONNECTION WITH SUCH PARTY'S FAILURE TO PERFORM ITS RESPECTIVE OBLIGATIONS OR BREACH OF ITS RESPECTIVE REPRESENTATIONS HEREUNDER.

                  Section 10.2 Limitation on Amount of Damages. IN NO EVENT SHALL CYTOMEDIX BE LIABLE TO CURATIVE IN CONNECTION WITH THIS AGREEMENT IN AN AGGREGATE AMOUNT THAT EXCEEDS THE TOTAL AMOUNT PAID BY CURATIVE TO CYTOMEDIX PURSUANT TO THE TERMS HEREIN.

                  Section 10.3 Survival. The provisions of this Article X survive the expiration or termination of this Agreement.

                                   ARTICLE XI.
                                 INDEMNIFICATION

                  Section 11.1 Indemnification by Curative. Subject to Article X, Curative shall fully defend and hold Cytomedix and its Affiliates, and their respective directors, stockholders, employees, officers and agents harmless from any and all claims, demands, damages, liabilities, costs or expenses (including attorneys' fees and expenses) arising out of or in connection with (a) the negligent, reckless or intentional acts or omissions of Curative or its agents, or (b) the breach by Curative of any representation, warranty, covenant or obligation in this Agreement.

                  Section 11.2 Indemnification by Cytomedix. Subject to Article X, Cytomedix shall fully defend and hold Curative and its Affiliates, and their respective directors, stockholders, employees, officers and agents harmless from any and all claims, demands, damages, liabilities, costs or expenses (including attorneys' fees and expenses) arising out of or in connection with (a) the negligent, reckless or intentional acts or omissions of Cytomedix or its agents, or (b) the breach by Cytomedix of any representation, warranty, covenant or obligation in this Agreement.

                  Section 11.3 Procedure for Indemnification - Third Party
Claims.

                           (a) Promptly after receipt by an indemnified party
                  under Section 11.1 or 11.2 of notice of the commencement of any proceeding ("Proceeding") against it by a third party, such indemnified party shall, if a claim is to be made against an indemnifying party under such Sections, give notice to the indemnifying party of the commencement of such Proceeding, but the failure to notify the indemnifying party does not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                           (b) If an indemnified party gives notice to the
                  indemnifying party of the commencement of a Proceeding referred to in Section 11.3(a), the indemnifying party is entitled to participate in such Proceeding and, to the extent that it wishes to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party is not, as long as it diligently conducts such defense, liable to the indemnified party under this
                  Article XI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding). If the indemnifying party assumes the defense of a Proceeding, (x) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (y) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (z) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                           (c) Notwithstanding the foregoing, if an indemnified
                  party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  Section 11.4 Procedure For Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                  Section 11.5 Survival. The provisions of this Article XI survive the expiration or termination of this Agreement.

                                  ARTICLE XII.
                              TERM AND TERMINATION

                  Section 12.1 Term. Unless earlier terminated pursuant to Sections 12.2 or 12.3 below, this Agreement commences upon the Effective Date and terminates upon Cytomedix's written notice to Curative of the occurrence of a Triggering Event (such period, the "Term"). For purposes of this Section 12.1, a "Triggering Event" constitutes any reasonable determination by Cytomedix that FDA approval of Procuren is not likely to be obtained. Notwithstanding the foregoing, upon the receipt of FDA approval of Procuren, if any, the Term extends for a period of one (1) year from the date of FDA approval and thereafter may be extended for successive terms of one (1) year each upon the mutual consent of the parties hereto.

                  Section 12.2 Termination by Cytomedix. Cytomedix may terminate this Agreement:

                           (a) If Curative fails to pay any amounts owed
                  hereunder when due and does not cure such non-payment within thirty (30) days thereof; or

                           (b) Upon thirty (30) days' prior written notice to
                  Curative, if Curative breaches any of its other material obligations hereunder and fails to cure such breach by the end of such thirty (30) day period.

                  Section 12.3 Termination by Curative. Curative may terminate this Agreement upon thirty (30) days' prior written notice to Cytomedix, if Cytomedix breaches any of its other material obligations hereunder and fails to cure such breach by the end of such thirty (30) day period. In addition, Curative may terminate this Agreement for any reason upon ninety (90) days' prior written notice to Cytomedix.

                  Section 12.4 Termination or Modification in the Event of Governmental Action. If the parties receive notice of any Governmental Action, the parties shall attempt in good faith to amend this Agreement in order to comply with the Governmental Action. If the parties, acting in good faith, are unable to agree to amendments necessary to comply with the Governmental Action or if the parties determine in good faith that compliance with the Governmental Action is impossible or unfeasible, this Agreement shall terminate at the end of ten (10) days after written notice thereof by either party. Neither party shall be in breach of this Agreement or liable to the other party as the result of the termination of this Agreement pursuant to this Section 12.4. In addition, nothing contained herein to the contrary, Cytomedix shall have no obligation to supply Procuren to Curative in, and this Agreement shall otherwise terminate with respect to, any Procuren State in which (a) Cytomedix determines in good faith that it is impossible or unfeasible to supply Procuren to Curative hereunder as the result of any Governmental Action or (b) Cytomedix otherwise determines in good faith that the continued operation of the Procuren Operations therein would result in Cytomedix being in violation of any applicable law, regulation, rule or other legal requirement applicable to it. Cytomedix shall promptly notify Curative of such determination with respect to any Procuren State.

                  Section 12.5 Remedies upon Termination. Termination of this Agreement shall not limit either party from pursuing any other remedies otherwise available to it, including, without limitation, injunctive relief.

                  Section 12.6 Effect of Termination. In the event of notice of termination, each party shall continue to perform its obligations hereunder up to the date of termination. Upon termination, except as otherwise provided herein, the obligations of the parties hereunder shall cease; provided, however, that Cytomedix shall be obligated to supply Procuren pursuant to any Orders received by Cytomedix prior to the date of termination. Following termination of this Agreement, Curative shall promptly pay Cytomedix any money then due and owing upon receipt of invoice therefor.

                                  ARTICLE XIII.
                                  MISCELLANEOUS

                  Section 13.1 Force Majeure. Neither party shall be in default by reason of any failure in performance of this Agreement if such failure arises out of causes beyond the control of such nonperforming party, including, but not restricted to, acts of God, acts of government, insurrections, fires, floods, accidents, epidemics, quarantines, restrictions, strikes, freight embargoes, inability to secure materials or transportation facilities, or any and all other causes beyond the party's reasonable control.

                  Section 13.2 No Joint Venture. Nothing herein shall create any association, partnership, joint venture or agency relationship between the parties hereto or any third party.

                  Section 13.3 Further Assurances. The parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree
(a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

                  Section 13.4 Compliance with Legal Requirements.

                           (a) Curative covenants that it shall comply in all
                  material respects with all Federal, state or local laws, regulations, ordinances or other legal requirements in connection with the transportation, storage, use, resale and disposal of Procuren and the performance of its duties hereunder.

                           (b) Cytomedix covenants that it shall comply in all
                  material respects with all Federal, state or local laws, regulations, ordinances or other legal requirements in connection with the storage and manufacture of Procuren and the performance of its duties hereunder.

                  Section 13.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and are deemed to have been duly given when (a) delivered by hand with written confirmation of receipt, (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) five (5) days after delivery, if sent by certified mail, return receipt requested, or (d) one (1) day after delivery, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses, or facsimile numbers set forth below (or to such other addresses, facsimile numbers or as a party may designate by notice to the other parties):

            Cytomedix:       Cytomedix GmbH
                             c/o Cytomedix, Inc.
                             Three Parkway North
                             Deerfield, Illinois 60015
                             Attention: Christopher J. Caywood
                             Vice President of Strategy and Business Development
                             Fax: (847) 405-7801

            with a copy to:  Latham & Watkins
                             1001 Pennsylvania Ave., N.W.
                             Suite 1300
                             Washington, D.C. 20004
                             Attention: Stuart S. Kurlander, Esq.
                             Fax: (202) 637-2201

            Curative:        Curative Health Services, Inc.
                             150 Motor Parkway
                             Hauppauge, New York 11788
                             Attention: William Tella
                             Sr. Vice President of Business Development
                             Fax: (631) 233-8107

            with a copy to:  Dorsey & Whitney LLP
                             250 Park Avenue
                             New York, New York 10177
                             Attention: Seth I. Truwit, Esq.
                             Fax: (212) 953-7201


                  Section 13.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right under this Agreement operates as a waiver of such right, and no single or partial exercise of any such right precludes any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                  Section 13.7 Entire Agreement and Modification. This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement signed on behalf of each of the parties hereto.

                  Section 13.8 Assignment. No party to this Agreement may assign, transfer, or otherwise dispose of any of its rights, duties, or obligations hereunder without the prior written consent of the other party hereto; provided, however, that (a) either party may assign, transfer, or otherwise dispose of any of its rights, duties or obligations hereunder to any of its Affiliates without the prior consent of the other party, and (b) Cytomedix may subcontract any of its manufacturing obligations hereunder (provided that in any such case the assigning or subcontracting party shall continue to be liable for its obligations hereunder), provided that no such assignment or delegation pursuant to clauses (a) or (b) shall relieve either party from any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

                  Section 13.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

                  Section 13.10 No Third Party Beneficiary. No provision of this Agreement shall create, or be deemed to create, any legal or equitable right in any person not a party to this Agreement or give any such person any claim against any party to this Agreement that such party would not have but for this Agreement.

                  Section 13.11 Section Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the context requires. The language used in the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be available in the interpretation of this Agreement.

                  Section 13.12 Governing Law; Jurisdiction. This Agreement is to be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The parties agree that the state and federal courts located in New York County, New York, shall be the sole venue and shall have sole jurisdiction for the resolution of all disputes arising hereunder.

                  Section 13.13 Execution of Agreement, Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

                  [remainder of page intentionally left blank]

                      [signature page to Supply Agreement]


                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       CYTOMEDIX:
                                       CYTOMEDIX GMBH


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Its:
                                           ------------------------------------

                                       CURATIVE:
                                       CURATIVE HEALTH SERVICES, INC.


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Its:
                                           ------------------------------------

                   EXHIBIT 4.2 - PROCUREN RELEASE TEST RESULTS

Attached